UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.              )

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Websense, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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10240 Sorrento Valley Road
San Diego, California 92121

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held On June 5, 2007

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of Websense, Inc., a Delaware corporation (the “Company”). The meeting will be held on Tuesday, June 5, 2007 at 11:00 a.m. Pacific Daylight Time at 10240 Sorrento Valley Road, San Diego, California 92121, for the following purposes:

1.                To elect two Directors to hold office until the 2010 Annual Meeting of Stockholders.

2.                To ratify the selection by the Audit Committee of the Board of Directors of Ernst & Young LLP as independent registered public accounting firm of the Company for its fiscal year ending December 31, 2007.

3.                To conduct any other business properly brought before the meeting.

These items of business are more fully described in the Proxy Statement accompanying this Notice.

The record date for the annual meeting is April 9, 2007. Only stockholders of record at the close of business on that date may vote at the meeting or any adjournment thereof.

By Order of the Board of Directors

Douglas C. Wride,
Chief Financial Officer and Corporate Secretary

San Diego, California
April 25, 2007

You are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting, please complete, date, sign and return the enclosed proxy, or vote over the telephone or the Internet as may be made available to you by your broker, bank or other agent, as promptly as possible in order to ensure your representation at the meeting. A return envelope (which is postage prepaid if mailed in the United States) is enclosed for your convenience. Even if you have voted by proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other agent and you wish to vote at the meeting, you must obtain a proxy issued in your name from that record holder.

WEBSENSE, INC.
10240 Sorrento Valley Road
San Diego, California 92121

PROXY STATEMENT
FOR THE 2007 ANNUAL MEETING OF STOCKHOLDERS

To Be Held On June 5, 2007

QUESTIONS AND ANSWERS ABOUT THIS PROXY MATERIAL AND VOTING

Why am I receiving these materials?

We have sent you this proxy statement and the enclosed proxy card because the Board of Directors of Websense, Inc. (sometimes referred to as “we”, the “Company” or “Websense”) is soliciting your proxy to vote at the 2007 Annual Meeting of Stockholders. You are invited to attend the annual meeting to vote on the proposals described in this proxy statement. However, you do not need to attend the meeting to vote your shares. Instead, you may simply complete, sign and return the enclosed proxy card, or if made available to you by your broker, bank or other agent, vote over the telephone or the Internet.

The Company intends to mail this proxy statement and accompanying proxy card on or about April 25, 2007 to all stockholders of record entitled to vote at the annual meeting.

Who can vote at the annual meeting?

Only stockholders of record at the close of business on April 9, 2007 will be entitled to vote at the annual meeting. On this record date, there were 44,915,443 shares of common stock outstanding and entitled to vote. The stock transfer books of the Company will remain open between the record date and the date of the meeting. A list of stockholders entitled to vote at the annual meeting will be available for inspection at the executive offices of the Company.

Stockholder of Record: Shares Registered in Your Name

If on April 9, 2007 your shares were registered directly in your name with Websense’s transfer agent, U.S. Stock Transfer Corporation, then you are a stockholder of record. As a stockholder of record, you may vote in person at the meeting or vote by proxy. Whether or not you plan to attend the meeting, we urge you to fill out and return the enclosed proxy card to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If on April 9, 2007 your shares were held in an account at a brokerage firm, bank, dealer, or other similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the annual meeting. As a beneficial owner, you have the right to direct your broker or other agent regarding how to vote the shares in your account. You are also invited to attend the annual meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the meeting unless you request and obtain a valid proxy from your broker or other agent.

What am I voting on?

There are two matters scheduled for a vote:

•       Election of two Directors;

•       Ratification of Ernst & Young LLP as Independent Registered Public Accounting Firm of the Company for its fiscal year ending December 31, 2007.

What are the recommendations of the Board of Directors?

The Board of Directors recommends a vote in favor of the election of both directors as well as the ratification of Ernst & Young LLP as Independent Registered Public Accounting Firm of the Company.

How do I vote?

You may either vote “For” all the nominees to the Board of Directors or you may “Withhold” your vote for any nominee you specify. For each of the other matters to be voted on, you may vote “For” or “Against” or abstain from voting. The procedures for voting are fairly simple:

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote in person at the annual meeting or vote by proxy using the enclosed proxy card. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the meeting and vote in person even if you have already voted by proxy.

•       To vote in person, come to the annual meeting and we will give you a ballot when you arrive.

•       To vote using the proxy card, simply complete, sign and date the enclosed proxy card and return it promptly in the envelope provided. If you return your signed proxy card to us before the annual meeting, we will vote your shares as you direct.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If you are a beneficial owner of shares registered in the name of your broker, bank, or other agent, you should have received a proxy card and voting instructions with these proxy materials from that organization rather than from Websense. Simply complete and mail the proxy card to ensure that your vote is counted. Alternatively, you may vote by telephone or over the Internet as instructed by your broker, bank or other agent. To vote in person at the annual meeting, you must obtain a valid proxy from your broker, bank, or other agent. Follow the instructions from your broker or bank included with these proxy materials, or contact your broker or bank to request a proxy form.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of common stock you own as of April 9, 2007.

What if I return a proxy card but do not make specific choices?

If you return a signed and dated proxy card without marking any voting selections, your shares will be voted “For” the election of all three nominees for Director, and “For” the ratification of the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2007. If any other matter is properly presented at the meeting, your proxyholder (one of the individuals named on your proxy card) will vote your shares using his best judgment.

Who is paying for this proxy solicitation?

We will pay for the entire cost of soliciting proxies. In addition to these mailed proxy materials, our Directors, our employees and U.S. Stock Transfer Corporation may also solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies, but U.S. Stock Transfer Corporation will be paid its customary fee of approximately $20,000 plus out-of-pocket expenses if it solicits proxies. U.S. Stock Transfer Corporation will mail a search notice to banks, brokers, nominees and street-name accounts to develop a listing of stockholders, distribute proxy materials to brokers and banks for subsequent distribution to beneficial holders of stock, and solicit proxy responses from holders of our common stock. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

What does it mean if I receive more than one proxy card?

If you receive more than one proxy card, your shares are registered in more than one name or are registered in different accounts. Please complete, sign and return each proxy card to ensure that all of your shares are voted.

Can I change my vote after submitting my proxy?

Yes. You can revoke your proxy at any time before the final vote at the meeting. You may revoke your proxy in any one of three ways:

•       You may submit another properly completed proxy card with a later date.

•       You may send a timely written notice that you are revoking your proxy to Websense’s Corporate Secretary at 10240 Sorrento Valley Road, San Diego, California 92121.

•       You may attend the annual meeting and vote in person. Simply attending the meeting will not, by itself, revoke your proxy.

If your shares are held by your broker as your nominee (that is, in “street name”), you should follow the instructions provided by the institution that holds your shares regarding how to instruct your broker to vote your shares.

When are stockholder proposals due for next year’s annual meeting?

To be considered for inclusion in next year’s proxy materials, your proposal must be submitted in writing by December 26, 2007 to Websense’s Corporate Secretary at 10240 Sorrento Valley Road, San Diego, California 92121. If you wish to bring a matter before the stockholders at next year’s annual meeting and you do not notify Websense before March 11, 2008, the Company’s management will have discretionary authority to vote all shares for which it has proxies in opposition to the matter. You are also advised to review the Company’s bylaws, which contain additional requirements about advance notice of stockholder proposals and Director nominations.

How are votes counted?

Votes will be counted by the inspector of election appointed for the meeting, who will separately count “For” and “Withhold” and, with respect to proposals other than the election of directors, “Against” votes, abstentions and broker non-votes. Abstentions will be counted towards the vote total for each proposal, and will have the same effect as “Against” votes. Broker non-votes have no effect and will not be counted towards the vote total for any proposal.

What are “broker non-votes”?

Broker non-votes occur when a beneficial owner of shares held in “street name” does not give instructions to the broker or nominee holding the shares as to how to vote on matters deemed “non-routine.” Generally, if shares are held in street name, the beneficial owner of the shares is entitled to give voting instructions to the broker or nominee holding the shares. If the beneficial owner does not provide voting instructions, the broker or nominee can still vote the shares with respect to matters that are considered to be “routine,” but not with respect to “non-routine” matters. Under the rules and interpretations of the New York Stock Exchange, “non-routine” matters are generally those involving a contest or a matter that may substantially affect the rights or privileges of stockholders, such as mergers or stockholder proposals.

How many votes are needed to approve each proposal?

•       For the election of Directors, the two nominees receiving the most “For” votes (from the holders of votes of shares present in person or represented by proxy and entitled to vote on the election of directors) will be elected. Only votes “For” or “Withheld” will affect the outcome of the election of Directors.

•       To be approved, Proposal No. 2 (Ratification of the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2007) must receive “For” votes from the holders of a  majority of shares present and entitled to vote either in person or by proxy. If you abstain from voting, it will have the same effect as an “Against” vote. Broker non-votes will have no effect.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if stockholders holding at least a majority of the outstanding shares are present at the meeting in person or represented by proxy. On the record date, there were 44,915,443 shares outstanding and entitled to vote.

Your shares will be counted towards the quorum only if you submit a valid proxy vote or vote at the meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, the holders of a majority of the shares present at the meeting, in person or represented by proxy, may adjourn the meeting to another date.

How can I find out the results of the voting at the annual meeting?

Preliminary voting results will be announced at the annual meeting. Final voting results will be published in the Company’s quarterly report on Form 10-Q for the second quarter of 2007.

Proposal 1

ELECTION OF DIRECTORS

Websense’s Board of Directors is divided into three classes. Each class consists, as nearly as possible, of one-third of the total number of Directors, and each class has a three-year term. Vacancies on the Board may be filled with persons elected by a majority of the remaining Directors. A Director elected by the Board to fill a vacancy in a class, including a vacancy created by an increase in the number of directors, shall serve for the remainder of the full term of that class and until the Director’s successor is elected and qualified.

The Board of Directors presently has seven members. There are two Directors in the class whose term of office expires in 2007. Each of the nominees listed below is currently a Director of the Company who was previously elected by the stockholders. If elected at the annual meeting, each of these nominees would serve until the 2010 annual meeting and until his successor is elected and has qualified, or, if sooner, until the Director’s death, resignation or removal. It is the Company’s policy to invite Directors and nominees for Directors to attend the annual meeting. Two Directors attended the 2006 Annual Meeting of Stockholders.

The nominees for election have agreed to serve if elected, and management has no reason to believe that such nominees will be unavailable to serve. In the event the nominees are unable or decline to serve as

Directors at the time of the annual meeting, the proxies will be voted for any nominee who may be designated by the present Board of Directors to fill the vacancy.

The following is a brief biography of each nominee and each Director whose term will continue after the annual meeting.

NOMINEES FOR ELECTION FOR A THREE-YEAR TERM EXPIRING
AT THE 2010 ANNUAL MEETING

John B. Carrington

John B. Carrington, age 63, has served as a Director and Chairman of the Board of the Company since June 1999. Mr. Carrington also served as the Company’s Chief Executive Officer from May 1999 to January 2006, as well as the Company’s President from May 1999 to January 2003 and from August 2005 to January 2006. Prior to joining Websense, Mr. Carrington was Chairman, Chief Executive Officer and President of Artios, Inc., a provider of hardware and software design solutions to companies in the packaging industry, from August 1996 until it was acquired by BARCO n.a. in December 1998. He received his B.S. in Business Administration from the University of Texas.

Gary E. Sutton

Gary E. Sutton, age 64, has served as a Director since June 1999. Mr. Sutton retired in August 2000 from Skydesk, Inc., a provider of online data protection services, after serving as its President, Chief Executive Officer and Chairman since January 1996. From 1990 to 1995, Mr. Sutton was chairman of Knight Protective Industries, a security systems provider. Mr. Sutton was also a co-founder of Teledesic, Inc., a low-earth orbit telecommunications service. Mr. Sutton authored the book Profit Secrets of a No-Nonsense CEO and several other titles. He received his B.S. from Iowa State University.

THE BOARD OF DIRECTORS RECOMMENDS
A VOTE IN FAVOR OF EACH NAMED NOMINEE.

DIRECTORS CONTINUING IN OFFICE UNTIL THE 2008 ANNUAL MEETING

Mark S. St.Clare

Mark S. St.Clare, age 60, has served as a Director since October 2002. From November 2000 to October 2002, Mr. St.Clare served as Chief Financial Officer of Access360, a provider of identity management software, until that company’s acquisition by IBM. Mr. St.Clare previously served as Chief Financial Officer of Nexgenix, Inc., a supplier of Internet professional services, from February 2000 to November 2000. From January 1985 to February 2000, Mr. St.Clare served as Senior Vice President and Chief Financial Officer of FileNET Corporation, a publicly held software company. Mr. St.Clare also served as Secretary of FileNET from June 1993 to February 1999. He received a B.S. in Business Administration from the University of Denver.

Peter C. Waller

Peter C. Waller, age 52, has served as a Director since March 2001. Since February 2006, Mr. Waller has served as President and Chief Operating Officer of Corinthian Colleges, Inc., one of the largest for-profit post-secondary education systems in North America. From October 2004 to January 2006, Mr. Waller served as Executive Partner of ThreeSixty Sourcing, a provider of imported consumer goods, where he served as Chief Executive Officer from March 2001 until October 2004. From June 1997 to July 2000, Mr. Waller served as the President of Taco Bell Corp., an international food service chain that became a subsidiary of Tricon Global Restaurants after it was spun off from Pepsico in 1997. Mr. Waller previously served as Chief Marketing Officer of Taco Bell Corp. from January 1996 to May 1997. From

1990 to 1995, Mr. Waller held senior marketing positions with KFC, an international food service chain, in Western Europe, Australia and for the last two of those years, as Chief Marketing Officer of the USA operations. Mr. Waller received his M.A. from Oxford University, England.

DIRECTORS CONTINUING IN OFFICE UNTIL THE 2009 ANNUAL MEETING

Bruce T. Coleman

Bruce T. Coleman, age 68, served as our interim Chief Executive Officer from November 1998 to May 1999, and continues to be a Director, a position he has held since November 1998. Mr. Coleman is currently the interim Chief Executive Officer of WatchGuard Technologies, Inc., a provider of internet security devices. Since November 1991, he has also served as the Chief Executive Officer of El Salto Advisors, an interim executive firm. Mr. Coleman served as Chief Executive Officer of Vernier Networks, Inc., a provider of security solutions for mobile users, from January 2004 to June 2004. From October 2000 to August 2001, he served as Chief Executive Officer of Stamps.com, a provider of Internet mailing and shipping services. From October 1999 to May 2000, Mr. Coleman served as Chief Executive Officer of Rogue Wave Software, an enterprise systems software provider. Mr. Coleman also serves as a Director of Printronix, Inc., a publicly traded provider of printing solutions, supplies and services. He received a B.A. in Economics from Trinity College and an M.B.A. from Harvard Business School.

Gene Hodges

Gene Hodges, age 55, has served as the Company’s Chief Executive Officer and President, and as a Director, since January 2006. From 1995 to January 2006, Mr. Hodges held various management positions at McAfee, Inc., a publicly-held security software company, most recently as its President. Prior to joining McAfee, Mr. Hodges was Vice-President of Marketing for Mobileware, a wireless data startup, and managed the Office Automation business unit for Digital Equipment Corporation. Mr. Hodges received a B.A. in Astronomy from Haverford College and completed the Harvard Advanced Management Program for business executives.

John F. Schaefer

John F. Schaefer, age 64, has served as a Director since May 2001. Beginning in November 1994, Mr. Schaefer has served as Chairman and Chief Executive Officer of Phase Metrics, which was a publicly traded producer of technically advanced process and production test equipment for the data storage industry until substantially all of its assets were purchased by KLA-Tencor Corporation in April 2001. From 1992 to 1994, Mr. Schaefer was President, Chief Operating Officer and a Director of McGaw, Incorporated, a producer of intravenous products and devices. From 1989 to 1991, Mr. Schaefer was President, Chief Executive Officer and a Director of Levolor Corporation, a manufacturer of custom window treatment systems. Between 1974 and 1988, Mr. Schaefer was a Corporate Officer and Director of Baker Hughes, Inc., a provider of services and equipment for the oilfield and process industries. Mr. Schaefer served as a Staff Assistant to the President of the United States between 1971 and 1974. He received a B.S. in Engineering from the United States Naval Academy and an M.B.A. from Harvard Business School.

INFORMATION REGARDING THE BOARD OF DIRECTORS
AND CORPORATE GOVERNANCE

INDEPENDENCE OF THE BOARD OF DIRECTORS

As required under the Nasdaq Stock Market (“Nasdaq”) listing standards, a majority of the members of a listed company’s Board of Directors must qualify as “independent,” as affirmatively determined by the Board of Directors. The Board consults with the Company’s counsel to ensure that the Board’s determinations are consistent with relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent listing standards of Nasdaq, as in effect time to time.

Consistent with these considerations, after review of all relevant transactions or relationships between each director, or any of his or her family members, and the Company, its senior management and its independent registered public accounting firm, the Board has affirmatively determined that the following five directors are independent directors within the meaning of the applicable Nasdaq listing standards: Mr. Coleman, Mr. Schaefer, Mr. St.Clare, Mr. Sutton, and Mr. Waller. In making this determination, the Board found that none of the directors or nominees for director had a material or other disqualifying relationship with the Company. Mr. Carrington, the Company’s Chairman and former Chief Executive Officer is not independent by virtue of his recent employment with the Company. Mr. Hodges, the Company’s current Chief Executive Officer and President, is not independent by virtue of his current employment with the Company.

MEETINGS OF THE BOARD OF DIRECTORS

The Board of Directors met ten times during the last fiscal year. Each Board member attended 75% or more of the aggregate of the meetings of the Board and of the committees on which he served, held during the period for which he was a Director or committee member, respectively.

As required under applicable Nasdaq listing standards, in fiscal 2006, the Company’s independent Directors met two times in regularly scheduled executive sessions at which only independent Directors were present. All non-employee Directors of Websense met without management two additional times in fiscal 2006. Persons interested in communicating with the independent Directors regarding their concerns or issues may address correspondence to a particular Director, or to the independent Directors generally, in care of Websense at 10240 Sorrento Valley Road, San Diego, California 92121. If no particular Director is named, letters will be forwarded, depending on the subject matter, to the Chairpersons of the Audit, Compensation, or Nominating and Corporate Governance Committee.

In 2006, the Board had four committees: an Audit Committee, a Compensation Committee, a Nominating and Corporate Governance Committee, and a special committee called the CEO Selection Committee. In January 2006, the CEO Selection Committee was disbanded after the CEO selection process had culminated in the hiring of Gene Hodges as the Company’s new CEO. The following table provides membership and meeting information for 2006 for each of the Board committees:

Name	Audit		Compensation		Nominating and Corporate Governance		CEO Selection
John Carrington							X
Bruce Coleman			X	*			X
Gene Hodges
John Schaefer	X				X	*	X	*
Mark St.Clare	X	*			X
Gary Sutton	X		X		X
Peter Waller			X				X
Total meetings in fiscal year 2006	20		6		9		0

*                     Committee Chairperson

Below is a description of each committee of the Board of Directors. The Board of Directors has determined that each member of each committee meets the applicable Nasdaq rules and regulations regarding “independence” and that each member is free of any relationship that would impair his or her individual exercise of independent judgment with regard to the Company. Each of the committees has authority to engage legal counsel or other experts or consultants, as it deems appropriate to carry out its responsibilities.

AUDIT COMMITTEE

The Audit Committee of the Board of Directors was established by the Board in accordance with Section 3(a)(58)(A) of the Securities and Exchange Act of 1934 to oversee the Company’s corporate accounting and financial reporting processes and audits of its financial statements. For this purpose, the Audit Committee performs several functions. The Audit Committee evaluates the performance of and assesses the qualifications of the independent registered public accounting firm; determines and approves the engagement of the independent registered public accounting firm; determines whether to retain or terminate the existing independent registered public accounting firm or to appoint and engage new independent registered public accounting firm; reviews and approves the retention of the independent registered public accounting firm to perform any proposed permissible non-audit services; monitors the rotation of partners of the independent registered public accounting firm on the Company’s audit engagement team as required by law; reviews and approves or rejects transactions between the Company and any related persons; confers with management and the independent registered public accounting firm regarding the effectiveness of internal controls over financial reporting; establishes procedures, as required under applicable law, for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters; reviews the financial statements to be included in the Company’s Annual Report on Form 10-K; and discusses with management and the independent registered public accounting firm the results of the annual audit and the results of the Company’s quarterly financial statements. The Audit Committee has adopted a written Audit Committee Charter that is available to stockholders on our corporate website at http://www.websense.com.

The Board of Directors annually reviews the composition of the Audit Committee, including the Nasdaq listing standards’ definition of independence for Audit Committee members, and has determined that the Audit Committee is composed pursuant to Rule 4350(d)(2)(A) of the Nasdaq listing standards and that all members of the Company’s Audit Committee are independent (as independence is currently defined in Rule 4200(a)(15) of the Nasdaq listing standards). The Board of Directors has also determined that Mark St.Clare qualifies as an “audit committee financial expert,” as defined in applicable SEC rules. The Board made a qualitative assessment of Mr. St.Clare’s level of knowledge and experience based on a number of factors, including his formal education and experience as a chief financial officer for public reporting companies.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS*

The Audit Committee reviewed and discussed the audited financial statements for the fiscal year end December 31, 2006 with management of the Company. The Audit Committee discussed with the independent registered public accounting firm the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board (“PCAOB”) in Rule 3200T. The Audit Committee also received the written disclosures and the letter from the independent accountants required by the Independence Standards Board Standard No. 1, (Independence Discussions with Audit Committees), as adopted by the PCAOB in Rule 3600T and discussed with the independent accountants the independent registered public accounting firm’s independence. Based on the foregoing, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report in Form 10-K for the fiscal year ended December 31, 2006.

Submitted by the Audit Committee of the Board of Directors,
Mark S. St.Clare
John F. Schaefer
Gary E. Sutton

*                    The material in this report is not “soliciting material,” is furnished to, but not deemed “filed” with the SEC, and is not deemed to be incorporated by reference into any filing of the Company under the 1933 or 1934 Act.

COMPENSATION COMMITTEE

All members of the Company’s Compensation Committee are independent (as independence is currently defined in Rule 4200(a)(15) of the Nasdaq listing standards). The Compensation Committee has adopted a written Compensation Committee Charter that is available to stockholders on our corporate website at http://www.websense.com.

The Compensation Committee of the Board of Directors acts on behalf of the Board to review, adopt and oversee the Company’s compensation strategy, policies, plans and programs including:

•       establishment of corporate and individual performance objectives relevant to the compensation of the Company’s executive officers, other senior management and directors and evaluation of performance in light of these stated objectives;

•       review and approval of the compensation and other terms of employment or service, including severance and change-in-control arrangements, of the Company’s Chief Executive Officer and the other executive officers and directors; and

•       administration of the Company’s equity compensation plans.

Commencing this year, the Compensation Committee also began to review with management the Company’s Compensation Discussion and Analysis and to consider whether to recommend that it be included in proxy statements and other filings.

Compensation Committee Processes and Procedures

Typically, the Compensation Committee meets at least quarterly and with greater frequency if necessary. The agenda for each meeting is usually developed by the Chair of the Compensation Committee, in consultation with the General Counsel. The Compensation Committee meets regularly in executive session. However, from time to time, various members of management and other employees as well as outside advisors or consultants may be invited by the Compensation Committee to make presentations, provide financial or other background information or advice or otherwise participate in Compensation Committee meetings. The Chief Executive Officer may not participate in or be present during any determination of the Compensation Committee regarding his compensation or individual performance objectives. The charter of the Compensation Committee grants the Compensation Committee direct, independent and confidential access to the Company’s other directors, management and personnel to carry out the Committee’s purpose. The Compensation Committee has authority to obtain compensation surveys, reports on the design and implementation of compensation programs for the Company’s directors, officers and employees, and other data and documentation, as well as authority to obtain, at the expense of the Company, advice and assistance from internal and external legal, accounting or other advisors and consultants and other external resources that the Compensation Committee considers necessary or appropriate in the performance of its duties. In particular, the Compensation Committee has the authority to retain compensation consultants to assist in its evaluation of executive and director compensation, including the authority to approve the consultant’s reasonable fees and other retention terms.

Under its charter, the Compensation Committee may form, and delegate authority to, subcommittees, as appropriate. In 2000, the Compensation Committee formed the Special Stock Option Committee of our Board of Directors, currently composed of our Chief Executive Officer, Gene Hodges, and our Chairman of the Board, John Carrington. The purpose of this delegation of authority is to ease option administration within the Company and to facilitate the timely grant of options to all eligible individuals other than executive officers who are subject to the short-swing profit restrictions under Section 16 of the Securities and Exchange Act of 1934 (“Section 16 Officers”), within specified guidelines provided by the Compensation Committee. The Board or the Compensation Committee must grant all stock option grants to Section 16 Officers. As part of its oversight function, the Compensation Committee will review the list of grants made by the subcommittee.

The Compensation Committee reviews and determines, on an annual basis, the compensation to be paid to our Chief Executive Officer and each of our vice presidents. On an annual basis, (a) the Compensation Committee, along with the Board of Directors, evaluates the performance of the Chief Executive Officer, (b) the Chief Executive Officer and Chief Financial Officer evaluate the performance of vice presidents that report to the Chief Executive Officer or Chief Financial Officer, respectively, and (c) the Chief Executive Officer, the Board of Directors and the Compensation Committee evaluates the performance of the Chief Financial Officer. The Chief Executive Officer then makes recommendations to the Compensation Committee with respect to annual salary adjustments and annual stock option grants. The Compensation Committee can exercise its discretion in modifying any recommended salary adjustments or discretionary cash or equity-based awards to executives or vice presidents. As part of its deliberations, the Compensation Committee may review and consider, as appropriate, materials such as financial reports and projections, operational data, tax and accounting information, executive and director stock ownership information, company stock performance data, analyses of historical executive compensation levels and current Company and industry-wide compensation levels, including analyses of executive and director compensation paid at other companies identified through surveys conducted by reputable companies such as the IPAS Executive Compensation Survey, the Radford Executive Compensation Survey and the Culpepper Executive Compensation Survey.

The specific processes and determinations of the Compensation Committee with respect to executive compensation for fiscal year ended December 31, 2006 are described in greater detail in the Compensation Discussion and Analysis section of this proxy statement.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

As noted above, the Company’s Compensation Committee consists of Mr. Coleman, Mr. Sutton and Mr. Waller. Mr. Coleman served as our interim Chief Executive Officer from November 1998 to May 1999.

No other member of the Compensation Committee has been a contractor, officer or employee of the Company at any time. None of the Company’s executive officers serves as a member of the Board of Directors or Compensation Committee of any other company that has one or more executive officers serving as a member of the Company’s Board of Directors or Compensation Committee.

COMPENSATION COMMITTEE REPORT*

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis (the “CD&A”) contained in this proxy statement. Based on this review and discussion, the Compensation Committee has recommended to the Board of Directors that the CD&A be included in this proxy statement and incorporated into our Annual Report on Form 10-K for the fiscal year ended December 31, 2006.

Submitted by the Compensation Committee of the Board of Directors,

Bruce T. Coleman
Gary E. Sutton
Peter E. Waller

*                    The material in this report is not “soliciting material,” is furnished to, but not deemed “filed” with the SEC, and is not deemed to be incorporated by reference into any filing of the Company under the 1933 or 1934 Act, other than the Company’s Annual Report on Form 10-K.

NOMINATING AND CORPORATE GOVERNANCE COMMITTEE

The Nominating and Corporate Governance Committee of the Board of Directors is responsible for identifying, reviewing and evaluating candidates to serve as Directors of the Company (consistent with criteria approved by the Board), reviewing and evaluating incumbent Directors, selecting candidates for election to the Board of Directors, making recommendations to the Board regarding the membership of the committees of the Board, assessing the performance of the Board, and developing a set of corporate governance principles for the Company. All members of the Nominating and Corporate Governance Committee are independent (as independence is currently defined in Rule 4200(a)(15) of the Nasdaq listing standards). Our Nominating and Corporate Governance Committee charter is available to stockholders on our corporate website at http://www.websense.com.

The Nominating and Corporate Governance Committee believes that candidates for Director should have certain minimum qualifications, including the ability to read and understand basic financial statements, being over 21 years of age and having the highest personal integrity and ethics. The Nominating and Corporate Governance Committee also intends to consider such factors as possessing relevant expertise upon which to be able to offer advice and guidance to management, having sufficient time to devote to the affairs of the Company, demonstrating excellence in his or her field, having the ability to exercise sound business judgment and having the commitment to rigorously represent the long-term interests of the Company’s stockholders. However, the Nominating and Corporate Governance Committee retains the right to modify these qualifications from time to time. Candidates for Director nominees are reviewed in the context of the current composition of the Board, the operating requirements of the Company and the long-term interests of stockholders. In conducting this assessment, the Nominating and Corporate Governance Committee considers age, skills, and such other factors as it deems appropriate given the current needs of the Board and the Company to maintain a balance of knowledge, experience and capability. In the case of incumbent Directors whose terms of office are set to expire, the Nominating and Corporate Governance Committee reviews these Directors’ overall service to the Company during their terms, including the number of meetings attended, level of participation, quality of performance, and any other relationships and transactions that might impair these Directors’ independence. In the case of new Director candidates, the Nominating and Corporate Governance Committee also determines whether the nominee must be independent for Nasdaq purposes, which determination is based upon applicable Nasdaq listing standards, applicable SEC rules and regulations and the advice of counsel, if necessary. The Nominating and Corporate Governance Committee then uses the Board’s and management’s network of contacts to compile a list of potential candidates, but may also engage, if it deems appropriate, a professional search firm. The Nominating and Corporate Governance Committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of the Board. The Nominating and Corporate Governance Committee meets to discuss and consider such candidates’ qualifications and then selects a nominee by majority vote. The Nominating and Corporate Governance Committee was formed in 2003. To date, the Nominating and Corporate Governance Committee has nominated incumbent Director candidates, has not needed to identify or evaluate any new Director candidates, and therefore has not paid a fee to any third party to assist in the process of identifying or evaluating Director candidates. In January 2006, the full Board appointed the Company’s new CEO, Gene Hodges, to a newly created vacant seat on the Board.

The Nominating and Corporate Governance Committee will consider Director candidates recommended by stockholders. The Nominating and Corporate Governance Committee does not intend to alter the manner in which it evaluates candidates, including the minimum criteria set forth above, based on whether the candidate was recommended by a stockholder or not. Stockholders who wish to recommend individuals for consideration by the Nominating and Corporate Governance Committee to become nominees for election to the Board may do so by delivering a written recommendation to the Nominating and Corporate Governance Committee at the following address: 10240 Sorrento Valley Road, San Diego, California 92121, not less than six months prior to any meeting at which Directors are to be elected. Submissions must include the full name of the proposed nominee, a description of the proposed nominee’s business experience for at least the previous five years, complete biographical information, a description of the proposed nominee’s qualifications as a Director and a representation that the nominating stockholder is a beneficial or record holder of the Company’s stock. Any such submission must be accompanied by the written consent of the proposed nominee to be named as a nominee and to serve as a Director if elected. To date, the Nominating and Corporate Governance Committee has not received, thus has not accepted nor rejected, a Director nominee from a stockholder or stockholders holding more than 5% of our voting stock.

CEO SELECTION COMMITTEE

The CEO Selection Committee of the Board of Directors was a special committee that the Board established in January 2005 to determine the Company’s long-term CEO search strategy, retain a suitable search firm and identify and screen candidates to succeed John Carrington as the Company’s CEO. The full Board participated in interviewing the final candidates selected by the CEO Selection Committee. In January 2006, the Company and the CEO Selection Committee culminated this process with the hiring of Gene Hodges as our new CEO. The CEO Selection Committee was subsequently disbanded.

STOCKHOLDER COMMUNICATIONS WITH THE BOARD OF DIRECTORS

The Company has a formal process by which stockholders may communicate with the Board or any of its Directors. Stockholders who wish to communicate with the Board may do so by sending written communications addressed to the Corporate Secretary of Websense at 10240 Sorrento Valley Road, San Diego, California 92121. All communications will be compiled by the Corporate Secretary of the Company and submitted to the Board or the individual Directors on a periodic basis. These communications will be reviewed by one or more officers of the Company designated by the Board, who will determine whether they should be presented to the Board. The purpose of this screening is to allow the Board to avoid having to consider irrelevant or inappropriate communications (such as advertisements, solicitations and hostile communications). All communications directed to the Audit Committee in accordance with the Company’s Code of Business Conduct that relate to questionable accounting or auditing matters involving the Company will be promptly and directly forwarded to the Audit Committee.

CODE OF BUSINESS CONDUCT AND CODE OF ETHICS

The Company has adopted a Code of Business Conduct which, together with the policies referred to therein, is applicable to all Directors, officers and employees of the Company. In addition, the Company has adopted a Code of Ethics for the Chief Executive Officer, Senior Financial Officers and All Finance and Accounting Department Personnel (“Code of Ethics”). The Code of Business Conduct and the Code of Ethics cover all areas of professional conduct, including conflicts of interest, disclosure obligations, insider trading and confidential information, as well as compliance with all laws, rules and regulations applicable to our business. The Company encourages all employees, officers and Directors to promptly report any violations of any of the Company’s policies. In the event that an amendment to, or a waiver from, a provision of the Code of Business Conduct or Code of Ethics that applies to any of our Directors or executive officers is necessary, the Company intends to post such information on its website. Copies of our Code of Business Conduct and our Code of Ethics can be obtained from our website at http://www.websense.com.

CORPORATE GOVERNANCE GUIDELINES

In January 2004, the Board of Directors documented the governance practices followed by the Company by adopting Corporate Governance Guidelines to assure that the Board will have the necessary authority and practices in place to review and evaluate the Company’s business operations as needed and to make decisions that are independent of the Company’s management. The guidelines are also intended to align the interests of Directors and management with those of the Company’s stockholders. The guidelines are reviewed annually and revised as necessary. The Corporate Governance Guidelines set forth the practices the Board intends to follow with respect to board composition and selection, board meetings and involvement of senior management, Chief Executive Officer performance evaluation and succession planning, and board committees and compensation. The Corporate Governance Guidelines are available to stockholders on our corporate website at http://www.websense.com.

Proposal 2

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has selected Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2007 and has further directed that management submit the selection of an independent registered public accounting firm for ratification by the stockholders at the annual meeting. Ernst & Young LLP has audited the Company’s financial statements since the Company’s initial public offering in March 2000. Representatives of Ernst & Young LLP are expected to be present at the annual meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Neither the Company’s bylaws nor other governing documents or law require stockholder ratification of the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm. However, the Board is submitting the selection of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee of the Board will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee of the Board in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if they determine that such a change would be in the best interests of the Company and its stockholders.

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the annual meeting will be required to ratify the selection of Ernst & Young LLP. Abstentions will be counted toward the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been approved.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S FEES

The following table shows aggregate fees to the Company for the fiscal years ended December 31, 2006 and December 31, 2005, by Ernst & Young LLP, the Company’s independent registered public accounting firm.

	Fiscal Year
	2006	2005
	(in thousands)
Audit Fees (for annual audit of the consolidated financial statements, management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting; reviews of the Company’s quarterly reports on Form 10-Q; review of the annual proxy statement; comfort letters and consents for Company filings on Form S-8; and statutory and group audits required internationally)(1)	$680	$799
Audit-Related Fees (for documentation of internal controls, consultation regarding financial accounting and reporting standards and due diligence related to an acquisition)(2)	235	2
Tax Fees (for U.S. and international income tax compliance, advice and planning)(2)	0	19
Total Fees	$915	$820

(1)          Includes fees and out-of-pocket expenses, whether or not yet billed.

(2)          Includes amounts billed and related out-of-pocket expenses for services rendered during the year.

All fees described above were pre-approved by the Audit Committee.

PRE-APPROVAL POLICIES AND PROCEDURES

The Audit Committee has adopted a policy and procedures for the pre-approval of audit and non-audit services rendered by our independent registered public accounting firm, Ernst & Young LLP. The Audit Committee generally pre-approves specified services in the defined categories of audit services, audit-related services, and tax services up to specified amounts. Pre-approval may also be given as part of the Audit Committee’s approval of the scope of the engagement of the independent registered public accounting firm or on an individual explicit case-by-case basis before the independent registered public accounting firm is engaged to provide each service. The pre-approval of services may be delegated to one or more of the Audit Committee’s members, but the decision must be reported to the full Audit Committee at its next scheduled meeting.

The Audit Committee has determined that the rendering of the services other than audit services by Ernst & Young LLP is compatible with maintaining the independence of the registered public accounting firm.

THE BOARD OF DIRECTORS RECOMMENDS
A VOTE IN FAVOR OF PROPOSAL 2

OTHER MATTERS

The Company knows of no other matters that will be presented for consideration at the annual meeting. If any other matters properly come before the annual meeting, it is the intention of the persons named in the enclosed form of proxy to vote the shares they represent as the Board of Directors may recommend. By execution of the enclosed proxy, you grant discretionary authority with respect to such other matters.

SECURITY OWNERSHIP OF
CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the ownership of the Company’s common stock as of February 28, 2007 by: (i) each Director and nominee for Director, (ii) each of the executive officers named in the Summary Compensation Table; (iii) all executive officers and directors of the Company as a group; and (iv) all those known by the Company to be beneficial owners of more than five percent of its common stock.

Except as otherwise noted, the address of each person listed in the table is c/o Websense, Inc., 10240 Sorrento Valley Road, San Diego, California 92121. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and includes voting and investment power with respect to shares. To our knowledge, except under applicable community property laws or as otherwise indicated, the persons named in the table have sole voting and sole investment control with respect to all shares shown as beneficially owned. The applicable percentage of ownership for each stockholder is based on 44,827,561 shares of common stock outstanding as of February 28, 2007, together with applicable options for that stockholder. Shares of common stock issuable upon exercise of options and other rights beneficially owned that are exercisable on or before April 28, 2007 are deemed outstanding for the purpose of computing the percentage ownership of the person holding those options and other rights but are not deemed outstanding for computing the percentage ownership of any other person.

	Number of Shares
	Beneficially	Percent
Name and Address	Owned	(%)
Named Executive Officers, Directors and Nominees for Directors:
John B. Carrington(1)	102,276	*
Gene Hodges(2)	236,500	*
Douglas C. Wride(3)	367,037	*
Michael A. Newman(4)	73,137	*
Karen Goodrum(5)	95,439	*
Leo Cole(6)	93,301	*
Bruce T. Coleman(7)	141,000	*
John F. Schaefer(8)	91,000	*
Mark St.Clare(9)	67,000	*
Gary E. Sutton(10)	52,380	*
Peter C. Waller(11)	85,000	*
5% Stockholders
T. Rowe Price Associates, Inc.(12)	4,338,300	9.68
100 E. Pratt Street
Baltimore, MD 21202
Barclays Global Investors, NA(13)	3,781,934	8.44
45 Fremont Street
San Francisco, CA 94105
Osterweis Capital Management, Inc.(14)	3,073,443	6.86
One Maritime Plaza, Suite 800
San Francisco, CA 94111
Perkins, Wolf, McDonnell & Company, LLC(15)	2,449,444	5.46
311 Wacker Dr., Suite 6000
Chicago, IL 60606
Putnam Investment Management, LLC(16)	2,344,437	5.23
One Post Office Square
Boston, MA 02109
All of our executive officers and Directors as a group (9 persons)(17)	1,215,330	2.65

                  * Represents beneficial ownership of less than one percent of the outstanding shares of our common stock.

          (1) Consists of 102,276 shares of common stock issuable upon exercise of stock options exercisable within 60 days of February 28, 2007.

          (2) Includes 187,500 shares of common stock issuable upon exercise of stock options exercisable within 60 days of February 28, 2007.

          (3) Includes 351,470 shares of common stock issuable upon exercise of stock options exercisable within 60 days of February 28, 2007. Also includes 2,600 shares of common stock held by Mr. Wride’s daughter and 2,850 shares of common stock held by Mr. Wride’s son.

          (4) Includes 72,375 shares of common stock issuable upon exercise of stock options exercisable within 60 days of February 28, 2007.

          (5) Includes 94,866 shares of common stock issuable upon exercise of stock options exercisable within 60 days of February 28, 2007. Ms. Goodrum resigned from the Company effective February 1, 2007.

          (6) Includes 91,666 shares of common stock issuable upon exercise of stock options exercisable within 60 days of February 28, 2007.  Mr. Cole was declassified as an “executive officer” during fiscal 2006.

          (7) Includes 71,000 shares of common stock issuable upon exercise of stock options exercisable within 60 days of February 28, 2007, of which 5,000 shares remain unvested and therefore subject to certain rights of repurchase by the Company.

          (8) Includes 85,000 shares of common stock issuable upon exercise of stock options exercisable within 60 days of February 28, 2007, of which 5,000 shares remain unvested and therefore subject to certain rights of repurchase by the Company.

          (9) Includes 65,000 shares of common stock issuable upon exercise of stock options exercisable within 60 days of February 28, 2007, of which 5,000 shares remain unvested and therefore subject to certain rights of repurchase by the Company.

    (10) Includes 50,000 shares of common stock issuable upon exercise of stock options exercisable within 60 days of February 28, 2007, of which 5,000 shares remain unvested and therefore subject to certain rights of repurchase by the Company.

    (11) Consists of 85,000 shares of common stock issuable upon exercise of stock options exercisable within 60 days of February 28, 2007, of which 5,000 shares remain unvested and therefore subject to certain rights of repurchase by the Company.

    (12) Pursuant to a Form 13G filed with the SEC on February 14, 2007, T. Rowe Price Associates, Inc. reported that it had sole dispositive power for all 4,338,300 shares, with sole power to vote 1,456,200 of the shares and shared power to vote none of the shares.

    (13) Pursuant to a Form 13G filed with the SEC on January 23, 2007, Barclays Global Investors, NA reported that it had sole dispositive power for all 3,781,934 shares, with sole power to vote 3,614,038 of the shares and shared power to vote none of the shares.

    (14) Pursuant to a Form 13G filed with the SEC on February 13, 2007, Osterweis Capital Management, LLC reported that it had sole dispositive power for all 3,073,443 shares, with sole power to vote 3,067,243 of the shares and shared power to vote none of the shares.

    (15) Pursuant to a Form 13G filed with the SEC on February 15, 2007, Perkins, Wolf, McDonnell & Company, LLC reported that it had sole dispositive power for 8,595 shares and shared dispositive power for 2,440,849 shares, with sole power to vote 8,595 of the shares and shared power to vote 2,440,849 of the shares.

    (16) Pursuant to a Form 13G filed with the SEC on February 13, 2007, Putnam Investment Management, LLC reported that it had sole dispositive power for none shares and shared dispositive power for all 2,344,437, with sole power to vote none of the shares and shared power to vote 180,742 of the shares.

    (17) Includes 1,069,621 shares of common stock issuable upon exercise of stock options exercisable within 60 days of February 28, 2007, of which 25,000 shares remain unvested and therefore subject to certain rights of repurchase by the Company.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 (the “1934 Act”) requires the Company’s Directors and executive officers, and persons who own more than ten percent of a registered class of the Company’s equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. Officers, Directors and greater than ten percent stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

To the Company’s knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended December 31, 2006, all Section 16(a) filing requirements applicable to its officers, Directors and greater than ten percent beneficial owners were complied with.

COMPENSATION OF EXECUTIVE OFFICERS

COMPENSATION DISCUSSION AND ANALYSIS

Overview

The Compensation Committee of the Board of Directors (the “Committee”), under its charter, is charged with, among other things: (1) determining the cash and non-cash compensation of our executive officers, (2) evaluating the performance of our executive officers, and (3) exercising the authority of the Board of Directors with respect to the administration of our stock-based and other incentive compensation plans.

Compensation Philosophy

The Committee believes that the most effective executive compensation programs are designed to attract and retain key employees, reward the achievement of annual and strategic corporate and individual objectives, and reward superior performance. The compensation plans must be integrated with our short-term and long-term objectives and strategic goals, which are designed to align the interests of our key employees with the interests of our stockholders and ensure that compensation is meaningfully related to the value created for our stockholders. The Committee evaluates both performance and compensation to make sure that compensation provided to key employees remains competitive relative to the compensation paid to executives at peer companies. The Committee believes that our compensation programs should include short and long-term components, cash and equity-based compensation and should reward performance as measured against established individual and Company goals.

Role of Executive Officers in Compensation Decisions

The Committee makes all compensation decisions for executive officers and vice presidents. The Committee, along with the Board of Directors, evaluates the performance of the Chief Executive Officer (the “CEO”) on an annual basis. The CEO and Chief Financial Officer (the “CFO”) evaluate the performance of vice presidents that report to the CEO or CFO, and the CEO evaluates the performance of the CFO on an annual basis, and makes recommendations to the Committee with respect to annual salary adjustments and annual stock option grants. The Committee can exercise its discretion in modifying any recommended salary adjustments or discretionary cash or equity-based awards to executives or vice presidents.

The Special Stock Option Committee of our Board of Directors consists of our CEO, Gene Hodges and our Chairman of the Board, John Carrington. Prior to July 2006, John Carrington was the sole member of our Special Stock Option Committee. The Special Stock Option Committee has the authority to make discretionary stock option grants under the 2000 Stock Incentive Plan (the “2000 Plan”) to all eligible individuals other than executive officers who are subject to the short-swing profit restrictions under Section 16 of the Securities and Exchange Act of 1934 or Section 16 Officers. The Board or the Compensation Committee must grant all stock option grants to Section 16 Officers. The Compensation Committee has established guidelines for option grants to new employees and for promotions based upon salary grades within the Company. It is the policy of the Board of Directors that, effective as of January 1, 2007, grants to new hires or in connection with promotions will be made at the closing stock market price on the last business day of the month in which the employee commenced employment or was promoted. Previously, stock options were granted on the employment commencement date or promotion date. The Compensation Committee reviews the grants made by the Special Stock Option Committee to ensure that grants are made consistent with these guidelines.

Setting Executive Compensation

The Committee reviews and determines, on an annual basis, the compensation to be paid to our CEO and each of our vice presidents. The Committee retained compensation consultant Frederic W. Cook & Co., Inc. in January 2007 to conduct an annual review of the total compensation program for the executive officers and vice presidents. Frederic W. Cook provided the Committee with market data and alternatives to consider in making compensation decisions.

In evaluating compensation programs and making decisions, the Committee compares the total compensation of our executives against those at other publicly-traded technology companies with comparable revenue. The Committee considers base salary and variable compensation separately, as well as combined as a total compensation package. The Committee obtains compensation information through surveys conducted by reputable companies such as the IPAS Executive Compensation Survey, the Radford Executive Compensation Survey and the Culpepper Executive Compensation Survey. Although the Committee has not used benchmarking to determine compensation,  the Committee has generally considered that our executives’ total compensation opportunity should be at a level that approximates the 75th percentile of the compensation opportunity provided by other publicly-traded technology companies with comparable revenues in order to attract and retain top executives.

Executive Compensation Components

The compensation program for our CEO and the vice presidents consists principally of base salary, annual cash incentive compensation, long-term compensation in the form of stock options and, in some cases, restricted stock units, and severance/termination protection. Our policy for allocating between long-term and currently-paid compensation is to ensure adequate base compensation to attract and retain personnel, while providing incentives to maximize long-term value for the Company and our stockholders. We provide cash compensation in the form of base salary to meet competitive salary norms and reward good performance and in the form of cash bonus compensation to reward performance against specific Company goals.

Base Salary

Base salary levels for our CEO and the vice presidents recognize the experience, skills, knowledge and responsibilities required of each executive officer and are determined, in part, through comparisons to executive compensation surveys for publicly-traded technology companies as well as comparisons to salaries paid by companies with which we compete for personnel in local markets. In establishing the 2006 base salaries of our vice presidents, the Committee took into account a number of factors, including the recommendations of the CEO, the executive’s seniority, position and functional role, level of responsibility over the prior twelve months, his or her contribution to the Company over the prior twelve months, and any increase in competitive pay levels. For newly hired personnel, including our CEO who was hired in January 2006, the Committee considers the compensation of the individual at his or her prior employer, the compensation packages of comparable executives at publicly-traded technology companies of comparable size, the compensation packages of recently hired software executives in corresponding positions in California and competitive hiring factors.

The Committee reviews each executive’s salary once a year and may increase each executive’s salary to reflect performance-based factors, as well as competitive conditions. The Committee does not apply specific formulas to determine increases. Generally, executive salaries are adjusted effective January 1 of each year for commission-based vice presidents and according to hire date for non-commissioned vice presidents.

Annual Cash Incentive Compensation

Our CEO and vice presidents have an opportunity to earn an annual cash bonus for achieving specified, performance-based goals established for each quarter and fiscal year. For 2006, our CEO’s bonus of up to 100% of his annual base salary was based solely upon the Company achieving performance based objectives. During 2006, the Committee approved an annual billings goal and an operating income goal for the CEO annual cash incentive plan. We did not achieve the pre-determined billings or operating income goals so the CEO did not receive a cash bonus for 2006.

For 2007, our CEO is eligible for a target bonus amount equal to 100% of his annual salary (the “CEO Target Bonus”). The actual amount of the CEO Target Bonus earned by the CEO is based on the Company’s achievement of certain objectives established by the Committee or the Company’s Board of Directors near the beginning of the fiscal year which are related to (i) annual billings and (ii) operating income. Subject to discretionary adjustment, one-half of the CEO Target Bonus is earned if the Company meets its annual billings goal while the other half is earned if the Company meets its annual operating income goal. Achievement of at least 90% of either the annual billings goal or annual operating income goal is required for any payment of the portion of the CEO’s bonus that is based on achievement of such goal. At 90%, the CEO earns 50% of the target payment, and at 110%,  the CEO earns 150% of the target payment. The CEO bonus amount is prorated for goal achievement between 90% - 110% of the annual billings goal or annual operating income goal, and no additional payments are made for any achievement in excess of 110%. Additionally, the Committee or the Company’s Board of Directors has discretion to modify the bonus amount actually paid to the CEO between a range of 0% to 130% of the bonus amount otherwise payable, based upon the CEO’s achievement of certain individual performance goals.

For executive officers other than the CEO, the cash incentive plan is intended to provide a direct financial incentive in the form of quarterly and annual cash bonuses based on the achievement of specifically defined corporate and individual performance goals. Incentive compensation for these executive officers is based upon our achievement of billings and operating income goals, measured both quarterly and annually, along with any individual performance goals established by the Committee. For 2006, an individual could have received an award from zero to 150% of his or her target bonus based on actual performance compared to goals. For 2006, the target bonuses for our vice presidents was generally 25% of their annual base salary. The CFO and vice presidents who were employed during the first quarter of 2006 received part of the available cash bonus for the first quarter based upon performance against the corporate operating income goal. Because the company had a shortfall in billings against plan during the first half of 2006, the pre-determined corporate performance goals were not met during the remaining quarters of 2006.  The Committee approved discretionary bonuses for named executive officers and other vice presidents because the corporate performance improved significantly during the second half of 2006 and the original plan on which the corporate goals were based did not anticipate changing market conditions and was designed so that a billings shortfall during the first quarter made it virtually impossible to satisfy the goals during subsequent quarters. In addition, certain of the vice presidents were hired during the year after the billing shortfalls during the first quarter. In awarding discretionary bonuses, the Committee also considered the CEO’s and CFO’s evaluations of individual performance and the Committee’s own assessment of individual performance.

For  2007, our vice presidents are typically eligible for a target bonus amount equal to 25% of their respective annual base salaries (the “Officer Target Bonus”). The actual amount of the Officer Target Bonus earned by the vice presidents is based on the Company’s achievement of the billings and operating income targets. Subject to discretionary adjustment, for each half of the Company’s fiscal year in which the Company meets its budgeted billings and operating income targets, the vice presidents are eligible to receive an amount equal to 16.67% of their semi-annual base salary (the “Officer Semi-Annual Bonus”). One-half of each Officer Semi-Annual Bonus is earned if the Company meets its semi-annual billings goal and one-half of each Officer Semi-Annual Bonus is earned if the Company meets its semi-annual operating income goal. At the end of the fiscal year, if the Company meets its annual billings goal and annual operating income goal, the vice presidents are eligible to receive an amount equal to 8.33% of their annual base salary, again split in an even manner between meeting the annual billings goal and the annual operating income goal. Achievement of at least 90% of a goal is required for any payment of the portion of a vice president’s bonus that is based on achievement by the Company of that goal. At 90%, a vice president earns 50% of the target payment, and at 110%, a vice president earns 150% of the target payment. A vice president’s bonus amount is prorated for goal achievement between 90% - 110% of a goal, and no additional payments are made for any achievement in excess of 110%. Additionally, the Committee or the Company’s Board of Directors has discretion to modify the bonus amount actually paid to a vice president between a range of 0% to 130% of the bonus amount otherwise payable, based upon the vice president’s achievement of certain individual performance goals.

In 2006, our CFO was eligible for both the vice presidents’ bonus plan as well as the CEO bonus plan. For 2006, the collective target bonus for our CFO was 45% of his annual base salary. For 2007, our CFO is eligible for a target bonus amount equal to 50% of his annual salary (the “CFO Target Bonus”). The actual amount of the CFO Target Bonus earned by the CFO is based on the Company’s achievement of the billings and operating income targets. Subject to discretionary adjustment, for each half of the Company’s fiscal year in which the Company meets its budgeted billings and operating income targets, the CFO is eligible to receive one-third of the CFO Target Bonus (the “CFO Semi-Annual Bonus”). One-third of each CFO Semi-Annual Bonus is earned if the Company meets its semi-annual billings goal and two-thirds of each CFO Semi-Annual Bonus is earned if the Company meets its semi-annual operating income goal. At the end of the fiscal year, if the Company meets its annual billings goal and annual operating income goal, the CFO is eligible to receive the remaining one-third of the CFO Target Bonus, again split in a one-third/two-thirds manner. Achievement of at least 90% of a goal is required for any payment of the portion of the CFO’s bonus that is based on achievement of such goal. At 90%, the CFO earns 50% of the target payment, and at 110%, the CFO earns 150% of the target payment. The CFO bonus amount is prorated for goal achievement between 90% - 110% of a goal, and no additional payments are made for any achievement in excess of 110%. Additionally, the Committee or the Company’s Board of Directors has discretion to modify the bonus amount actually paid to the CFO between a range of 0% to 130% of the bonus amount otherwise payable, based upon the CFO’s achievement of certain individual performance goals.

Long-Term Incentive Compensation

The 2000 Plan is our principal long-term incentive plan for our CEO, vice presidents and all other employees. The 2000 Plan provides for the grant of incentive and non-statutory stock options, restricted stock units and rights to purchase stock to our employees, directors or consultants. To date, only non-statutory stock options and restricted stock units have been granted under the 2000 Plan. Also, in conjunction with our acquisition of PortAuthority Technologies, Inc. (“PortAuthority”) in January 2007, our Board adopted the 2007 Stock Incentive Assumption Plan (the “2007 Plan”). The 2007 Plan contains the share reserve of the PortAuthority 2004 Global Share Option Plan and has been used solely to grant the substitute options required by the terms of the Agreement and Plan of Merger and Reorganization among Websense, Leap Acquisition Corp., PortAuthority Technologies, Inc., PortAuthority Technologies Israel Ltd., and Donald Sullivan, as Stockholders’ Representative, dated December 20, 2006.

The Committee believes that by providing persons who have substantial responsibility for our management and growth with an opportunity to increase their ownership of our stock, the best interests of stockholders and executives will be more closely aligned. The stock awards enable the executive officers to participate in the long term appreciation of our stockholder value, while personally feeling the impact of any business setbacks, whether Company-specific or industry based. Furthermore, the award assists with employee retention to the extent the award is subject to vesting related to an individual’s continued employment.

Executive officers are typically granted new stock options each year. The Committee grants only nonqualified stock options with an exercise price equal to the closing market price of our common stock on the date of grant. The options usually have seven year terms and vesting periods of four years. Options awarded to executives and vice presidents also typically contain a provision that accelerates vesting if the option holder’s employment is terminated within 18 months following a change of control of the Company. This provision is intended to enable the retention of key employees following a change of control as well as aligning the interests of management and stockholders in connection with the evaluation of a potential change of control.

The Committee has historically awarded annual grants during the first half of the year following the completion of annual performance evaluations. The Committee has decided that, beginning in 2007, annual grants generally will be made in the Company’s second quarter. In determining the number of options to be granted to each executive and vice president, the Committee considers:

•       the fair value of the grant;

•       the number of option shares granted by position;

•       the number of option shares granted as a percentage of the total option shares granted and of total common shares outstanding;

•       the option grant practices set forth in executive compensation surveys for publicly-traded technology companies as well as the local software industry and high technology industries; and

•       the executive’s performance.

The initial option grant made to each executive and vice president upon joining the Company is primarily based on competitive conditions applicable to the executive’s specific position and a comparison of the award to the 75th percentile of the long-term compensation opportunity provided by other publicly-traded technology companies with comparable revenues. In addition, the Committee considers the number of options owned by other executives in comparable positions within our Company. Upon hiring our CEO in 2006, we granted him non-qualified stock options to purchase an aggregate of 1,200,000 shares of the Company’s common stock, with 600,000 of the options being subject to the standard option terms and conditions described above, and the remaining 600,000 options having a term of ten years and longer vesting schedules. The option award was structured to include an expected annual option grant of 200,000 shares following each of the first three years of service of the CEO and the vesting schedule was designed to defer vesting as if the options were granted on an annual basis. The CEO was also granted 96,000 restricted stock units that were intended to replace options that the CEO would forfeit by leaving his then current employment. The restricted stock units are subject to vesting but vesting fully accelerates if the CEO is terminated without cause.

To date, the Committee has only awarded restricted stock units as part of competitive hiring packages to replace foregone compensation to our CEO and certain vice presidents. Restricted stock units are subject to vesting and the holders of the restricted stock units are entitled to delivery of the underlying common stock on the applicable vesting date without any payment. The vesting schedules, including acceleration events, for restricted stock units may vary in the individual cases.

Severance/Termination Protection

In connection with certain corporate transactions or a change in control of the Company, our equity awards are subject to acceleration under certain circumstances. We have also entered into employment agreements with our CEO and CFO that provide for severance compensation to be paid if the executives are terminated under certain conditions, such as a change in control of the Company or a termination without cause, each as is defined in the agreements.

The employment agreements between our Company and these executives and the related severance compensation provisions are designed to promote stability and continuity of our senior management. Information regarding applicable payments under such agreements for the named executive officers is provided under the heading “Post-Employment Compensation” below.

Perquisites and Other Personal Benefits

The Company provides named executive officers with perquisites and other personal benefits that the Committee believes are reasonable and consistent with the overall compensation program in order to attract and retain key employees. The Committee periodically reviews the levels of perquisites and other personal benefits provided to named executive officers.

The Company provides the CFO and formerly provided the Chairman of the Board with the use of a Company-owned vehicle as well as a gross-up of the tax benefits because of a daily long distance commute. The Company also pays premiums for executive long term disability and group-term life insurance, pays for executive health physical exams and makes a matching contribution under the Company’s 401(k) plan.

Other Considerations

The Committee considers the potential impact of Section 162(m) of the Internal Revenue Code of 1986 as amended. Section 162(m) generally disallows a tax deduction for publicly held corporations for individual compensation exceeding $1 million in any tax year for the CEO and the other executive officers, other than compensation that is performance-based under a plan that is approved by the stockholders of the Company and that meets certain other technical requirements. The Committee, however, has determined that it will not necessarily seek to limit executive compensation to only deductible compensation under Section 162(m) because the deductibility of some types of compensation may impose requirements that limit the Company’s flexibility in granting or changing executive compensation. Further, deductibility can also depend upon the timing of an executive officer’s vesting or exercise of previously granted rights, and we believe that it is most important for our compensation packages to attract, retain and reward executives to maximize the return to stockholders, rather than to focus on tax deductibility.

SUMMARY COMPENSATION

The following table shows for the one year period ended December 31, 2006, information concerning compensation awarded to or paid to, or earned by, the executives listed below (our “named executive officers”).

Summary Compensation Table for Fiscal 2006

Name and Principal Position	Year	Salary ($)	Bonus ($) (8)	Stock Awards ($)	Option Awards ($)		Non-Equity Incentive Plan Compensation ($)(9)	All Other Compensation ($)	Total ($)
John B. Carrington, Former Chief Executive Officer and President / Chairman(2)	2006	$ 229,742	—	—	$ 671,555	(1)	—	$ 21,648	$ 922,945
Gene Hodges, Chief Executive Officer and President(3)	2006	$ 494,712	—	$ 754,446	$ 3,085,512	(1)	—	$ 43,212	$ 4,377,882
Douglas C. Wride, Vice President and Chief Financial Officer(4)	2006	$ 339,231	$ 78,246	—	$ 974,754	(1)	$ 8,830	$ 20,994	$ 1,422,055
Michael Newman, Vice President and General Counsel(5)	2006	$ 231,154	$ 27,143	—	$ 354,776	(1)	$ 6,023	$ 4,565	$ 623,661
Karen Goodrum, Vice President, Finance and Accounting(6)	2006	$ 216,154	$ 23,100	—	$ 252,817	(1)	$ 5,614	$ 5,294	$ 502,979
Leo Cole, Vice President Marketing(7)	2006	$ 260,962	$ 19,478	—	$ 450,775	(1)	$ 6,822	$ 6,585	$ 744,622

(1)             Amounts calculated utilizing the provisions of Statement of Financial Accounting Standards (“SFAS”) No. 123R, “Share-based Payments.”  See Note 1 of the consolidated financial statements in our Annual Report for the year ended December 31, 2006 regarding assumptions underlying valuation of equity awards. The Option Award amounts included in this Summary Compensation Table disregard estimates of forfeitures related to service-based vesting conditions, which are taken into account when calculating SFAS 123R expense for financial reporting purposes.

(2)             Mr. Carrington served as Chief Executive Officer and President until January 9, 2006, and as an employee of Websense until June 30, 2006. He continues to serve as Websense’s Chairman of the Board of Directors, in a non-employee capacity. The Option Award dollar amount for Mr. Carrington includes $539,499 of share-based compensation expense related to option awards granted in years prior to 2006. All other compensation includes the following employee benefits prior to July 1, 2006:  a 401(k) employer matching contribution of $3,300, use of a Company-owned vehicle valued at $2,733, gross-up payments totaling $2,305 for his personal taxes associated with the use of the Company-owned vehicle and Company-paid premiums of $1,782 for group-term life insurance and $1,528 for executive long term disability. All other compensation also includes earned non-employee director fees after July 1, 2006 of $10,000.

(3)             Mr. Hodges joined Websense as Chief Executive Officer and President on January 9, 2006. All other compensation represents payments made to Mr. Hodges of $17,129 relating to his relocation to San Diego when he commenced employment with Websense, gross-up payments totaling $14,446 for his personal taxes associated with his relocation expenses, 401(k) employer matching contribution of $3,300, Company-paid premiums of $3,026 for executive long term disability and $2,322 for group-term life insurance and $2,989 for executive health physical exams.

(4)             The Option Award dollar amount for Mr. Wride includes $539,499 of share-based compensation expense related to option awards granted in years prior to 2006. All other compensation for Mr. Wride represents a 401(k) employer matching contribution of $3,300, use of a Company-owned vehicle valued at $7,653, gross-up payments totaling $6,454 for his personal taxes associated with the use of the Company-owned vehicle, $1,632 for reimbursement related to a home-office telephone line and internet service and Company-paid premiums of $1,243 for group-term life insurance and $712 for executive long term disability.

(5)             The Option Award dollar amount for Mr. Newman includes $315,159 of share-based compensation expense related to option awards granted in years prior to 2006. All other compensation for Mr. Newman represents a 401(k) employer matching contribution of $3,232 and Company-paid premiums of $879 for executive long term disability and $454 for group-term life insurance.

(6)             The Option Award dollar amount for Ms. Goodrum includes $213,200 of share-based compensation expense related to option awards granted in years prior to 2006. All other compensation for Ms. Goodrum represents a 401(k) employer matching contribution of $3,224 and Company-paid premiums of $1,368 for executive long term disability and $702 for group-term life insurance. Ms. Goodrum resigned from Websense effective February 1, 2007.

(7)             The Option Award dollar amount for Mr. Cole includes $411,158 of share-based compensation expense related to option awards granted in years prior to 2006. All other compensation for Mr. Cole represents a 401(k) employer matching contribution of $3,300 and Company-paid premiums of $2,475 for executive long term disability and $810 for group-term life insurance. Mr. Cole was declassified during 2006 as an Executive Officer as defined by Rule 3b-7 of the Securities Exchange Act of 1934.

(8)             These amounts reflect the discretionary bonus awards made to our named executive officers for 2006.

(9)             These amounts reflect the bonuses earned by our named executive officers under our respective 2006 bonus plans.

Grants of Plan—Based Awards

The following table sets forth certain information with respect to stock options and restricted stock units granted during or for the fiscal year ended December 31, 2006 to each of our named executive officers listed in the Summary Compensation Table above.

Grants of Plan-Based Awards in Fiscal 2006

Name	Grant Date	All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards
John B. Carrington, Former Chief Executive Officer and President / Chairman(1)	6/15/06	—	100,000	$ 21.77	$ 968,860
Gene Hodges,	1/9/06	96,000	—	—	$ 3,094,080
Chief Executive Officer and President(2)	4/13/06	—	1,200,000	$ 32.24	$ 21,992,195
Douglas C. Wride,	1/9/06	—	100,000	$ 32.24	$ 1,460,090
Vice President and Chief Financial Officer	6/15/06	—	60,000	$ 21.77	$ 581,316
Michael Newman, Vice President and General Counsel	6/15/06	—	30,000	$ 21.77	$ 290,658
Karen Goodrum, Vice President, Finance and Accounting(3)	6/15/06	—	30,000	$ 21.77	$ 290,658
Leo Cole, Vice President, Marketing	6/15/06	—	30,000	$ 21.77	$ 290,658

(1)             Mr. Carrington served as Chief Executive Officer and President until January 9, 2006 and as a Websense employee until June 30, 2006. He continues to serve as our Chairman of the Board of Directors in a non-employee capacity.

(2)             Mr. Hodges joined Websense as Chief Executive Officer and President on January 9, 2006. On January 9, 2006, Mr. Hodges was granted non-qualified stock options to purchase an aggregate of 1,200,000 shares of the our common stock outside the 2000 Plan (the “Options”) with an exercise price per share equal to the fair market value of the our common stock on that date. On April 13, 2006, at Websense’s request, Mr. Hodges agreed to the cancellation of the Options and the immediate re-grant under the 2000 Plan of non-qualified stock options to purchase an aggregate of 1,200,000 shares of our common stock with identical option terms, exercise prices, vesting schedules and vesting commencement dates as the original Options. Websense requested the cancellation and re-grant to bring the Options under the 2000 Plan for U.S. federal income tax reasons and to better align Mr. Hodges’ compensation with stockholder approved limitations on stock option issuances. Mr. Hodges received no income tax or other personal benefit from the cancellation and re-grant.

(3)             Ms. Goodrum resigned from the Company effective February 1, 2007, so no portion of the stock options granted to Ms. Goodrum in the table above will vest.

Outstanding Equity Awards At Fiscal Year-End

The following table includes certain information with respect to the value of all outstanding equity awards at the fiscal year ended December 31, 2006 for the named executive officers.

Outstanding Equity Awards at December 31, 2006

	Outstanding Equity Awards at Fiscal Year-End
	Option Awards(7)				Stock Awards(7)
Name	Number of Securities Underlying Unexercised Options (# Exercisable)	Number of Securities Underlying Unexercised Options (# Unexercisable)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)	Market Value of Shares or Units of Stock that Have Not Vested ($)
John B. Carrington,	10,000	—	$13.93	1/22/12
Former Chief Executive Officer	21,666	3,334	$7.49	2/4/13
and President / Chairman(1)(6)	23,943	31,667	$19.10	7/30/14
	31,666	48,334	$25.63	5/18/12
	—	100,000	$21.77	6/15/13
Gene Hodges,	—	600,000	$32.24	1/9/13
Chief Executive Officer and	—	200,000	$32.24	1/9/16
President(2)(3)(4)	—	200,000	$32.24	1/9/16
	—	200,000	$32.24	1/9/16
	—	—	—	—	96,000	$2,191,680
Douglas C. Wride,	2,054	—	$0.38	6/11/09
Vice President and Chief Financial	160,000	—	$13.93	1/22/12
Officer(6)	63,166	3,334	$7.49	2/4/13
	48,333	31,667	$19.10	7/30/14
	31,666	48,334	$25.63	5/18/12
	—	100,000	$32.24	1/9/13
	—	60,000	$21.77	6/15/13
Michael Newman,	38,000	—	$5.87	9/23/12
Vice President and General	18,125	11,875	$19.10	7/30/14
Counsel(6)	11,875	18,125	$25.63	5/18/12
	—	30,000	$21.77	6/15/13
Karen Goodrum,	18,450	—	$9.25	8/4/10
Vice President, Finance and	8,000	—	$5.63	1/9/11
Accounting(5)	21,800	—	$13.93	1/22/12
	26,333	1,667	$7.49	2/4/13
	6,325	11,875	$19.10	7/30/14
	11,875	18,125	$25.63	5/18/12
	—	30,000	$21.77	6/15/13
Leo Cole,	75,000	75,000	$16.38	6/1/14
Vice President, Marketing(6)	—	30,000	$21.77	6/15/13

(1)             Mr. Carrington served as Chief Executive Officer and President until January 9, 2006 and as an employee of Websense until June 30, 2006. He continues to serve as the Company’s Chairman of the Board of Directors, in a non-employee capacity.

(2)             Mr. Hodges joined Websense as Chief Executive Officer and President on January 9, 2006 (the “Start Date”). On January 9, 2006, Mr. Hodges was granted non-qualified stock options to purchase an aggregate of 1,200,000 shares of the Company’s common stock outside the 2000 Plan (the “Options”) with an exercise price per share equal to the fair market value of our common stock on that date. On April 13, 2006, at Websense’s request, Mr. Hodges agreed to the cancellation of the Options and the immediate re-grant under the 2000 Plan of non-qualified stock options to purchase an aggregate of 1,200,000 shares of the our common stock with identical option terms, exercise prices, vesting schedules and vesting commencement dates as the original Options. Websense requested the cancellation and re-grant to bring the Options under the 2000 Plan for U.S. federal income tax reasons and to better align Mr. Hodges’ compensation with stockholder approved limitations on stock option issuances. Mr. Hodges received no income tax or other personal benefit from the cancellation and re-grant.

(3)             600,000 of Mr. Hodges’ Options have a term of seven years, with the shares vesting as follows: 25% on the one year anniversary of the Start Date, and 1/48th will vest monthly thereafter until fully vested. 200,000 of the Options have a term of ten years, with the shares vesting as follows: 25% on the second year anniversary of the Start Date, and 1/48th will vest monthly thereafter until fully vested. An additional 200,000 of the Options have a term of ten years, with the shares vesting as follows: 25% on the third year anniversary of the Start Date, and 1/48th will vest monthly thereafter until fully vested. The remaining 200,000 of the Options also have a term of ten years, with the shares vesting as follows: 25% on the fourth year anniversary of the Start Date, and 1/48th will vest monthly thereafter until fully vested.

(4)             The 96,000 restricted stock units are subject to vesting as follows: 25% vest sequentially on the first, second, third and fourth anniversaries of the date of grant. 24,000 of Mr. Hodges restricted stock units vested on and were issued on January 9, 2007.

(5)             Ms. Goodrum resigned from the Company effective February 1, 2007. Ms. Goodrum’s options ceased vesting on February 1, 2007. Ms. Goodrum has until May 1, 2007 to exercise her vested options.

(6)             Options become exercisable as follows: 25% vest one year from the date of grant and the remaining 75% monthly until the option is fully vested.

(7)             Information regarding potential acceleration of certain equity awards for the named executive officers is provided under the heading “Post-Employment Compensation” below.

Option Exercises and Stock Vested

The following table includes certain information with respect to the stock options exercised during the fiscal year ended December 31, 2006 with respect to the named executive officers. No other stock awards for our named executive officers vested during the fiscal year ended December 31, 2006.

Option Exercises and Stock Vested in Fiscal 2006

	Option Awards
Name(a)	Number of Shares Acquired on Exercise (#)(b)	Value Realized on Exercise ($)(c)
John B. Carrington, Former Chief Executive Officer and President / Chairman(1)	0	0
Gene Hodges, Chief Executive Officer and President	0	0
Douglas C. Wride, Vice President and Chief Financial Officer	0	0
Michael Newman, Vice President and General Counsel	40,000	$813,761
Karen Goodrum, Vice President, Finance and Accounting(2)	30,000	$331,358
Leo Cole, Vice President, Marketing	20,000	$341,831

(1)             Mr. Carrington served as Chief Executive Officer and President until January 9, 2006 and as an employee of Websense until June 30, 2006. He continues to serve as the Company’s Chairman of the Board of Directors in a non-employee capacity.

(2)             Ms. Goodrum resigned from the Company effective February 1, 2007.

Pension Benefits

We do not provide pension arrangements or post-retirement health coverage for our executives or employees. Our CEO, vice presidents and other employees are eligible to participate in our 401(k) contributory defined contribution plan. In any plan year, we will contribute to each participant a matching contribution equal to 25% of the first 6% of the participant’s compensation that has been contributed to the plan, up to a maximum matching contribution of $3,375. All of our named executive officers participated in our 401(k) plan during fiscal 2006 and received matching contributions.

Nonqualified Deferred Compensation

We do not provide any nonqualified defined contribution or other deferred compensation plans.

Post-Employment Compensation

The amount of compensation payable to each named executive officer upon voluntary termination, involuntary not-for-cause termination, termination following a change of control and in the event of disability or death of the executive is shown below.

Payments Made Upon Termination

Regardless of the manner in which a named executive officer’s employment terminates, the named executive officer is entitled to receive amounts earned during his term of employment. These amounts can include:

•       non-equity incentive compensation earned during the fiscal year;

•       vested amounts contributed to the Company’s 401(k) Plan; and

•       unused vacation pay.

Payments Made Upon Death or Disability

In the event of the death or disability of a named executive officer, in addition to the benefits listed under the heading “Payments Made Upon Termination” above, the named executive officer will receive benefits under the Company’s disability plan or payments under Websense’s life insurance plan, as appropriate.

Potential Payments Under Employment Arrangements

The amount of compensation payable to each named executive officer upon voluntary, involuntary not-for-cause termination or termination following a change of control is shown below. The amounts shown assume that such termination was effective as of December 31, 2006, and thus includes amounts earned through such time and are estimates of the amounts which would be paid out to the executives upon their termination. The actual amounts to be paid out can only be determined at the time of such executive’s separation from Websense.

Gene Hodges.   In January 2006, we entered into an employment agreement with Gene Hodges to serve as our Chief Executive Officer and President, reporting to the  Board, with employment continuing “at will” until either party gives notice of termination. Pursuant to his employment agreement, if we terminate Mr. Hodges’s employment without cause or if Mr. Hodges terminates his employment with us for good reason, Mr. Hodges is entitled to: (i) a separation payment in the form of his annual base salary and annual target bonus in effect as of the date of such termination or resignation paid in twelve (12) equal monthly installments, less standard deductions and withholdings; (ii) continued payment of health insurance premiums paid on his behalf by us until he and his covered dependants obtain alternative health insurance coverage, up to a maximum of twelve (12) months; (iii) acceleration of the vesting of his stock options granted in connection with the employment agreement that are otherwise unvested at the time of such termination or resignation such that he shall be vested with respect to the same number of shares as if he had remained continuously employed by us for a period of twelve (12) months following the date of such termination or resignation; and (iv) acceleration of the vesting of 100% of his restricted stock units granted in connection with the employment agreement. Additionally, if (a) within eighteen (18) months following a change of control of Websense, Mr. Hodges’s employment is terminated without cause by us or any of our successors or assigns or he resigns his employment for good reason or (b) we terminate his employment without cause during the pendency of a merger agreement or tender offer which would result in a change in control of Websense, then he will receive the benefits specified in (i) and (ii) above, plus all of his remaining unvested stock, restricted stock units and stock option awards will vest immediately. The above severance benefits are contingent upon Mr. Hodges providing us with a fully-effective waiver and release of claims in a form satisfactory to us and his compliance with our standard non-competition and non-solicitation requirements. Cause, good reason and change of control are all defined in Mr. Hodges’s employment agreement.

Had a termination of Mr. Hodges’s employment either without cause or for good reason occurred on December 31, 2006, Mr. Hodges would have been eligible to receive the payments set forth in the columns under the heading “Upon Termination without Cause or upon Resignation for Good Reason” in the table below. Assuming a change in control occurred on December 31, 2006 and a subsequent termination without cause or a resignation for good reason occurred within 18 months following the change in control, Mr. Hodges would have been eligible to receive the payments set forth in the columns under the heading “Upon Change in Control” in the table below.

	Upon Change in Control, Termination without Cause or upon Resignation for Good Reason
Name	Salary ($)	Bonus ($)	Benefits ($)	Equity Awards ($)	Total ($)
Gene Hodges, Chief Executive Officer and President(1)(2)	$525,000	$525,000	$16,248	$2,191,680	$3,257,928

(1)             Salary and Bonus are paid in twelve (12) equal monthly installments, less standard deductions and withholdings.

(2)             Mr. Hodges holds an option to purchase 1,200,000 shares of our common stock at $32.24 per share. Mr. Hodges also holds 96,000 restricted stock units. The closing price on December 29, 2006, the last trading day of our fiscal year ended December 31, 2006 was $22.83.

Douglas C. Wride.   In June 1999, we entered into an employment agreement with Mr. Wride to serve as our Chief Financial Officer. This agreement provides that Mr. Wride will be employed “at will.”  If Mr. Wride’s employment is terminated by us other than for cause, he is entitled to receive, as severance, six months of continuation of his base salary and he will also be entitled to vest in the number of shares of our common stock that would have become vested under his options if his employment had continued for an additional six months. Notwithstanding the foregoing, if within one year following a change of control of Websense, Mr. Wride is terminated other than for cause, he is entitled to receive, as severance, one year of continuation of his base salary and he will also be immediately vested in all of his option shares.

Had a termination of Mr. Wride’s employment either without cause or for good reason occurred on December 31, 2006, Mr. Wride would have been eligible to receive the payments set forth in the columns under the heading “Upon Termination without Cause” in the table below. Assuming a change in control of Websense occurred on December 31, 2006 and a subsequent termination without cause occurs within 12 months following the change in control, Mr. Wride would have been eligible to receive the payments set forth in the columns under the heading “Upon Change in Control” in the table below.

	Upon Termination without Cause			Upon Change in Control
Name	Salary ($)	Equity Awards ($)	Total ($)	Salary ($)	Equity Awards ($)	Total ($)
Douglas C. Wride, Vice President and Chief Financial Officer(1)	$169,616	$2,724,006	$2,893,622	$339,231	$2,852,633	$3,191,864

(1)             Salary is paid in one lump sum, less standard deductions and withholdings.

Other Employment Arrangements with Named Executive Officers.   No employment contract exists with any of our other named executive officers. However, each of the unvested equity awards held by all of our named executive officers are subject to acceleration provisions in the event of a Corporate Transaction, which includes (i) a merger or consolidation in which securities possessing more than fifty percent (50%) of the total combined voting power of our outstanding securities are transferred to a person or persons different from the persons holding those securities immediately prior to such transaction, or (ii) the sale, transfer or other disposition of all or substantially all of our assets. In the event of a Corporate Transaction, all unvested equity awards will be fully accelerated to the extent such awards are not assumed or replaced with a cash incentive award preserving the spread at the time of the Corporate Transaction. Furthermore, if the executive is terminated by the successor company, or, under certain circumstances, voluntarily terminates employment with the successor company within eighteen (18) months of the

Corporate Transaction or other Change in Control of the Company, the assumed or replaced award will be fully accelerated. For purposes of the equity award, a Change in Control includes (A) the acquisition, by any person of beneficial ownership of securities possessing more than fifty percent (50%) of the total combined voting power of our outstanding securities pursuant to a tender or exchange offer made directly to our stockholders, or (B) a change in the composition of our Board over a period of thirty-six (36) consecutive months or less such that a majority of the Board members ceases, by reason of one or more contested elections for Board membership, to be comprised of individuals who either (1) have been Board members continuously since the beginning of such period or (2) have been elected or nominated for election as Board members during such period by at least a majority of the Board members described in clause (1) who were still in office at the time the Board approved such election or nomination.

Had an involuntary termination occurred on December 31, 2006 following a Corporate Transaction or Change in Control, Mr. Newman, Ms. Goodrum and Mr. Cole would have been eligible to receive the payments set forth below.

Name	Equity Awards ($)
Michael A. Newman, Vice President and General Counsel	$781,180
Karen Goodrum, Vice President, Finance and Accounting	$1,111,377
Leo Cole, Vice President, Marketing	$999,300

COMPENSATION OF DIRECTORS

All Board compensation is based on attendance at meetings and is paid quarterly in arrears. Non-employee Directors are also reimbursed for their reasonable expenses incurred in attending meetings of the Board of Directors and its committees. Additional fees may be paid to Directors based on performance of special projects, but no such payments were made in 2006.

The following table sets forth the standard cash compensation arrangement for our Board of Directors.

	Meeting	In Person Attendance	Telephonic Meeting
Base Fee for Meeting Attendance	Board of Directors—Chairman(1)	$5,000	$1,500
	Board of Directors—Member	$3,000	$1,000
Additional Fees Based on Committee Membership	Audit Committee Chairman	$3,500	$2,000
	Audit Committee (non-chairman)	$1,500	$1,000
	Compensation Committee Chairman	$2,000	$1,000
	Compensation Committee (non-chairman)	$1,000	$500
	Nominating and Corporate Governance Committee Chairman	$1,000	$500
	Nominating and Corporate Governance Committee (non-chairman)	$500	$500
	Special project ad hoc committees	$500	$500
	Chairman of the Board attending any committee meeting(1)	$1,000	$1,000

(1)             For the first six months of 2006, our Chairman was an employee of the Company. Accordingly, the Chairman was not paid per Board meeting during the first six months of 2006. For the remainder of 2006, our Chairman was paid only standard Board attendance fees and not the Chairman’s fees identified in the table above. Beginning on January 1, 2007, our Chairman has been compensated pursuant to the table above.

In addition, under the Automatic Option Grant Program in effect under our 2000 Stock Incentive Plan, each individual who first joins the Board of Directors as a non-employee Board member will receive, on the date of such initial election or appointment, an automatic option grant to purchase 100,000 shares of our common stock, provided that such person has not previously been in the employ of the Company. In addition, on the date of each Annual Stockholders’ meeting, each individual who continues to serve as a non-employee Board member will automatically be granted an option to purchase 5,000 shares of our common stock, provided such individual has served as a non-employee Board member for at least six months prior to such meeting. Each grant under the Automatic Option Grant Program is immediately exercisable and will have an exercise price per share equal to the fair market value per share of our common stock at the Nasdaq close on the date of grant, and will have a maximum term of 10 years, subject to earlier termination or repurchase should the Director cease to serve as a Board member. The shares subject to each initial 100,000 share automatic option grant will vest in a series of four successive equal annual installments upon the Director’s completion of each year of Board service over the four-year period measured from the grant date. The shares subject to each annual 5,000 share automatic option grant will vest upon the Director’s completion of one year of Board service measured from the grant date. However, the shares will immediately vest in full upon changes in control or ownership or upon the Director’s death or disability.

The following table provides information for compensation in the fiscal year ended December 31, 2006 for non-employee directors who served in such capacity during fiscal 2006.

Director Compensation Table for Fiscal 2006

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)(2)	Total ($)
John B. Carrington	(1)	(1)	(1)
Bruce Coleman(3)	$42,000	$54,660	$96,660
John Schaefer(4)	$63,500	$54,660	$118,160
Mark St.Clare(5)	$86,500	$148,839	$235,339
Gary Sutton(6)	$59,000	$54,660	$113,660
Peter Waller(7)	$35,000	$54,660	$89,660

(1)          Mr. Carrington served as our Chief Executive Officer and President until January 9, 2006 and as an employee of the Company until June 30, 2006. He continues to serve as the Company’s Chairman of the Board of Directors. Information related to Mr. Carrington’s employment and Board compensation is contained in the Summary Compensation Table for fiscal 2006 for named executive officers.

(2)          Amounts calculated utilizing the provisions of Statement of Financial Accounting Standards No. 123R, “Share-based Payments.”  See Note 1 of the consolidated financial statements in the Company’s Annual Report for the year ended December 31, 2006 regarding assumptions underlying valuation of equity awards.

(3)          The Option Award for Mr. Coleman includes $26,141 of share-based compensation related to option awards granted in years prior to 2006. At fiscal year end, the aggregate number of option awards outstanding for Mr. Coleman was 71,000 stock options.

(4)          The Option Award for Mr. Schaefer includes $26,141 of share-based compensation related to option awards granted in years prior to 2006. At fiscal year end, the aggregate number of option awards outstanding for Mr. Schaefer was 85,000 stock options.

(5)          The Option Award for Mr. St.Clare includes $94,179 of share-based compensation related to option awards granted in years prior to 2006. At fiscal year end, the aggregate number of option awards outstanding for Mr. St.Clare was 65,000 stock options.

(6)          The Option Award for Mr. Sutton includes $26,141 of share-based compensation related to option awards granted in years prior to 2006. At fiscal year end, the aggregate number of option awards outstanding for Mr. Sutton was 50,000 stock options.

(7)          The Option Award for Mr. Waller includes $26,141 of share-based compensation related to option awards granted in years prior to 2006. At fiscal year end, the aggregate number of option awards outstanding for Mr. Waller was 85,000 stock options.

TRANSACTIONS WITH RELATED PERSONS

RELATED-PERSON TRANSACTIONS POLICY AND PROCEDURES

In 2006, the Company adopted a written Related-Person Transactions Policy that sets forth the Company’s policies and procedures regarding the identification, review, consideration and approval or ratification of “related-persons transactions.” For purposes of our policy only, a “related-person transaction” is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which the Company and any “related person” are participants involving an amount that exceeds $50,000. Transactions involving compensation for services provided to the Company as an employee, director, consultant or similar capacity by a related person are not covered by this policy. A related person is any executive officer, director, or more than 5% stockholder of the Company, including any of their immediate family members, and any entity owned or controlled by such persons.

Under the policy, where a transaction has been identified as a related-person transaction, management must present information regarding the proposed related-person transaction to the Audit Committee (or, where Audit Committee approval would be inappropriate, to another independent body of the Board) for consideration and approval or ratification. The presentation must include a description of, among other things, the material facts, the interests, direct and indirect, of the related persons, the benefits to the Company of the transaction and whether any alternative transactions were available. To identify related-person transactions in advance, the Company relies on information supplied by its executive officers and directors. In considering related-person transactions, the Committee takes into account the relevant available facts and circumstances including, but not limited to (a) the risks, costs and benefits to the Company, (b) the impact on a director’s independence in the event the related person is a director, immediate family member of a director or an entity with which a director is affiliated, (c) the terms of the transaction, (d) the availability of other sources for comparable services or products and (e) the terms available to or from, as the case may be, unrelated third parties or to or from employees generally. In the event a director has an interest in the proposed transaction, the director must recuse himself or herself form the deliberations and approval. The policy requires that, in determining whether to approve, ratify or reject a related-person transaction, the Committee look at, in light of known circumstances, whether the transaction is in, or is not inconsistent with, the best interests of the Company and its stockholders, as the Committee determines in the good faith exercise of its discretion.

CERTAIN RELATED-PERSON TRANSACTIONS

Stock option grants to the Company’s Directors are described under the caption “Compensation of Directors.”

The Company has entered into indemnification agreements with each of its Directors and officers. These agreements require the Company, among other things, to indemnify each Director or officer against certain expenses, including attorneys’ fees, judgments, fines and settlements paid by such individual in connection with any action, suit or proceeding arising out of such individual’s status or service as a Director or officer. These agreements also require the Company to advance expenses incurred by the individual in connection with any proceeding against him or her with respect to which such individual may be entitled to indemnification by the Company.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of brokers with account holders who are Websense stockholders will be “householding” our proxy materials. A single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report, please notify your broker, direct your written request to Websense, Inc., 10240 Sorrento Valley Road, San Diego, California 92121, Attention: Corporate Secretary, or call 877-273-7379. Stockholders who currently receive multiple copies of the proxy statement at their addresses and would like to request “householding” of their communications should contact their brokers.

ANNUAL REPORT

A copy of the Annual Report of the Company for the 2006 fiscal year has been mailed concurrently with this Proxy Statement to all stockholders entitled to notice of and to vote at the annual meeting. The Annual Report is not incorporated into this Proxy Statement and is not considered proxy solicitation material.

FORM 10-K

The Company filed an Annual Report on Form 10-K with the Securities and Exchange Commission on February 28, 2007. The Company will mail without charge to stockholders, upon written request, a copy of the Form 10-K, including the financial statements, schedule and list of exhibits. Requests should be sent to Websense, Inc., 10240 Sorrento Valley Road, San Diego, California 92121, Attention: Corporate Secretary.

By Order of the Board of Directors

Douglas C. Wride,
Chief Financial Officer and Corporate Secretary

Dated: April 25, 2007

FOR THE ANNUAL MEETING OF STOCKHOLDERS, JUNE 5, 2007 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Gene Hodges, Douglas C. Wride and Michael A. Newman, and each of them, the Proxy of the undersigned, with full power of substitution, to vote all shares of stock which the undersigned is entitled to vote, either on his or her own behalf or on the behalf of any entity or entities, at the Annual Meeting of Stockholders of Websense, Inc., to be held on Tuesday, June 5, 2007, or at any postponements or adjournments thereof, as specified below with the same force and effect as the undersigned might or could do if personally present thereat. The undersigned revokes all previous proxies and acknowledges receipt of the Notice of the Annual Meeting of Stockholders to be held on June 5, 2007 and the proxy statement.

THIS PROXY CONFERS ON THE PROXYHOLDER DISCRETIONARY AUTHORITY TO VOTE ON ANY MATTER AS TO WHICH A CHOICE IS NOT SPECIFIED BY THE UNDERSIGNED. IF NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED IN FAVOR OF THE ELECTION OF THE NOMINATED DIRECTORS AND IN FAVOR OF THE OTHER PROPOSAL.

 DETACH PROXY CARD HERE

1. To elect two Directors to serve for three year terms ending at the 2010 Annual Meeting of Stockholders or until their successors are duly elected and qualified.
ELECTION OF DIRECTORS	☐	FOR all nominees listed below	☐	WITHHOLD AUTHORITY to vote for all nominees listed below		☐ EXCEPTIONS

Nominees: 01 John B. Carrington and 02 Gary E. Sutton

(INSTRUCTIONS: To withhold authority to vote for any individual nominee mark the “Exceptions” box and write that nominee’s name on the space provided below.)

EXCEPTIONS

2. To ratify the selection of Ernst & Young LLP as independent auditors of the Company for the fiscal year ending December 31, 2007.				3.	In accordance with the discretion of the proxy holders, to act upon all matters incident to the conduct of the meeting and upon other matters as may properly come before the meeting.
☐ FOR	☐ AGAINST	☐ ABSTAIN

The Board of Directors recommends a vote FOR the directors listed above and a vote FOR the other listed proposal. This Proxy, when properly executed, will be voted as specified above. Unless otherwise specified by the undersigned, this proxy will be voted FOR Proposals 1 and 2 and will be voted by the proxyholder at his discretion as to any other matters properly transacted at the meeting or any adjournments thereof.

					☐	CHECK HERE IF YOU PLAN TO ATTEND THE ANNUAL MEETING
					☐	Check here for address change

				Dated:		, 2007

Name of Stockholder

Authorized Signature(s)

NOTE: If signing as attorney, executor, administrator, trustee or guardian, please give the full title as such, and, if signing for a corporation, give your title. When shares are in the name of more than one person, each should sign.